C21 INVESTMENTS INC.

November 16, 2020

Sonny Newman

9455 Double R Blvd.

Reno, NV 89521

Double G Holdings, LLC

9455 Double R Blvd.

Reno, NV 89521

NewJohn, LLC

9455 Double R Blvd.

Reno, NV 89521

Dear Sonny:

Re: Amendments to $30,000,000 Secured Promissory Note (the "Note") dated January 15, 2019 made by C21 Investments Inc. ("C21") and 320204 Nevada Holdings Corp. ("320204" and with C21, the "Company") in favour of Sonny Newman ("Newman"), as amended, issued pursuant to an Amended and Restated Membership Interest Purchase Agreement dated September 7, 2018, as amended and assigned on January 15, 2019, whereby the Company purchased all of the units of Silver State Relief, LLC ("SSR") and Silver State Cultivation, LLC ("SSC");

And Re: Amendments to Lease Agreement dated January 1, 2019 between Double G Holdings, LLC ("Double G"), as landlord, and SSC, as tenant, as amended (the "Warehouse Lease") in respect of certain premises located at 240 S. Stanford Way, Sparks, Nevada;

And Re: Amendments to Lease Agreement dated January 1, 2019 between Double G, as landlord, and SSR, as tenant, as amended (the "Dispensary Lease") in respect of certain premises located at 175 E. Greg Street, Sparks, Nevada;

And Re: Amendments to Lease Agreement dated December 12, 2018 between NewJohn, LLC, as landlord, and 320204, as tenant, as amended (the "Fernley Lease") in respect of certain premises located at 1301 Financial Way, Fernley Nevada.

RECITALS

A. The parties to this letter agreement wish to amend, ratify and confirm the terms of the Note, the Warehouse Lease, the Dispensary Lease and the Fernley Lease as applicable between them, as set forth below.

AGREEMENT

In consideration of the sum of $10 now paid by each of the parties to the others, the receipt and sufficiency of which are hereby acknowledged, the parties to this letter agreement hereby agree as follows:

1. The Recitals are incorporated herein by reference.

2. All dollar amounts herein are in US Dollars.

3. The principal amount outstanding under the Note as at date of this Agreement is $15,200,000.00 and unpaid interest is accrued thereon from November 1, 2020 at the rate of 9.5% per annum.

4. Newman and the Company hereby amend the Note and agree as follows:

(a) subject to paragraph (b) below, the principal amount of the Note shall be paid in thirty (30) equal monthly installments of $506,666.67 each, commencing on December 1, 2020 and continuing on the first day of each month thereafter until the entire principal amount has been paid; and

(b) notwithstanding the foregoing, if required by Newman, the Company shall pay up to 30% of the net proceeds of any new debt or equity issue by the Company on account of the principal amount of the Note.

(c) interest shall continue to accrue on the outstanding principal balance under the Note from time to time at the rate of 9.5% per annum, based on a 365-day year, and that payments of such interest shall  be made monthly in arrears; and

(d) all terms and provisions of the Note are hereby ratified and confirmed, save and except as amended hereby.

5. Double G and SSC hereby amend the Warehouse Lease and agree as follows:

(a) the Term (as defined in the Warehouse Lease) is extended until November 30, 2027; provided however that the tenant shall have a right to extend the Term of the Lease for a further five (5) years on the same terms and provisions, save and except that there shall be no further right of extension;

(b) commencing December 1, 2020, the Base Rent (as defined in the Warehouse Lease) shall be $58,000 per month, with an annual increase commencing on January 1, 2022 and continuing on each subsequent January 1 throughout the Term, at the rate of 3% per annum; and

(c) all terms and provisions of the Warehouse Lease are hereby ratified and confirmed, save and except as amended hereby.

6. Double G and SSR hereby amend the Dispensary Lease and agree as follows:

(a) the Term (as defined in the Dispensary Lease) is extended until November 30, 2027; provided however that the tenant shall have a right to extend the Term of the Lease for a further five (5) years on the same terms and provisions, save and except that there shall be no further right of extension;

(b) commencing December 1, 2020, the Base Rent (as defined in the Dispensary Lease) shall be $24,000 per month, with an annual increase commencing on January 1, 2022 and continuing on each subsequent January 1 throughout the Term, at the rate of 3% per annum;

(c) Section 23 is hereby deleted; and

(d) all terms and provisions of the Dispensary Lease are hereby ratified and confirmed, save and except as amended hereby.

7. NewJohn and 320204 hereby amend the Fernley Lease and agree as follows:

(a) the Term (as defined in the Fernley Lease) is extended until November 30, 2027; provided however that the tenant shall have a right to extend the Term of the Lease for a further five (5) years on the same terms and provisions, save and except that there shall be no further right of extension;

(b) commencing December 1, 2020, the Base Rent (as defined in the Fernley Lease) shall be $18,000 per month, with an annual increase commencing on January 1, 2022 and continuing on each subsequent January 1 throughout the Term, at the rate of 3% per annum;

(c) Section 23 is hereby deleted; and

(d) all terms and provisions of the Fernley Lease are hereby ratified and confirmed, save and except as amended hereby.

8. At any time, at your request, the Company, SSR and SSC will execute such further assurances of the foregoing as you may require, including without limitation, amended and restated instruments in writing consolidating all agreed amendments.

Please acknowledge your consent and agreement to the forgoing by signing a copy of this Letter Agreement in the space provided below and returning a copy to us.

[signature pages follow]

Yours truly,

C21 INVESTMENTS INC.

"Michael Kidd"

Per:  _______________________________

Michael Kidd, CFO

Per:  "Bruce Macdonald"____________________

Bruce Macdonald, Director

320204 NEVADA HOLDINGS CORP.

By:       "Michael Kidd"

Michael Kidd, Secretary

By:   "Michael Kidd"

Michael Kidd, Director

SILVER STATE CULTIVATION, LLC

By:  320204 Nevada Holdings Corp.

Its: Managing Member

 By:       "Michael Kidd"

Michael Kidd, Secretary

By:   "Michael Kidd"

Michael Kidd, Director

SILVER STATE RELIEF, LLC

By:  320204 Nevada Holdings Corp.

Its: Managing Member

 By:       "Michael Kidd"

Michael Kidd, Secretary

By:   "Michael Kidd"

Michael Kidd, Director

The foregoing is acknowledged and agreed to by the undersigned as of the 16th day of November, 2020.

"Sonny Newman"

SONNY NEWMAN

NEWJOHN LLC

By:  ___"Sonny Newman"

Sonny L. Newman, Owner

DOUBLE G HOLDINGS, LLC

By:  ___"Sonny Newman"

Sonny L. Newman, Owner